SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-K


CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 1995



Central Fidelity Banks, Inc.
(Exact name of registrant as specified in its charter)




	Virginia				0-8829				54-1091649

(State or other	      (Commission		          (IRS Employer
 jurisdiction of	      File Number)		           Identification
 incorporation)					                 Number)


1021 East Cary Street, Richmond, Virginia 23219
(Address of principal offices)



Registrant's telephone number, including area code: (804) 782-4000




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Item 5. Other Events

On June 9, 1995, the Company, through its principal subsidiary, Central Fidelity National Bank (the "Bank"), acquired (the "Acquisition") the Virginia branches and assumed the Virginia deposits of Household Bank, f.s.b. ("Household"), a subsidiary of Household International, headquartered in Chicago, Illinois.

This Acquisition included approximately $450 million in deposits and 14 branch offices located in Northern Virginia in the City of Alexandria and Arlington, Prince William and Fairfax Counties. In addition, approximately $4 million miscellaneous assets were acquired.

The Bank paid Household a premium of 8% on all deposits acquired. It is expected that this transaction will not have a material impact on the Company's 1995 operating results.

Item 7. Financial Statements and Exhibits

(c) Exhibits
 	99. Press release, dated June 9, 1995, regarding Household Bank, f.s.b. branch acquisition

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SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Central Fidelity Banks, Inc.
                                               (Registrant)



Date: June 12, 1995                       /s/ James F. Campbell
                                              James F. Campbell
                                   Senior Vice President & Controller







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EXHIBIT INDEX


Exhibit 99. Press release, dated June 9, 1995, regarding Household Bank, f.s.b. branch acquisition

							                     Exhibit 99

News Release				                   Central Fidelity

Central Fidelity Banks, Inc.		For Release:			IMMEDIATELY
Post Office Box 27602
Richmond, Virginia  23261-7602	Information Contact: Susan Lawrence Mistr
							     		      Public Relations
                                                        Manager
									           (804) 697-7261

June 9, 1995


CENTRAL FIDELITY ACQUIRES VIRGINIA BRANCHES AND DEPOSITS OF
HOUSEHOLD BANK, F.S.B.


Richmond, VA -- Central Fidelity Banks, Inc. (NASDAQ-CFBS) announced today that it has acquired, through its principal subsidiary Central Fidelity National Bank, the Virginia branches and deposits of Household Bank, f.s.b, a subsidiary of Household International, Inc.

The transaction includes approximately $450 million in deposits held by over 50,000 accounts and 14 Northern Virginia offices located in Arlington, Alexandria, Prince William and Fairfax. Central Fidelity paid Household a market premium on all deposits acquired.

"This expansion is part of our core operating philosophy to remain a Virginia-only independent bank," said Central Fidelity Chairman and Chief Executive Officer Lewis N. Miller, Jr. "Our strategy is to grow within Virginia's borders. This acquisition meets our objectives for market coverage and profitability and increases the number of branch locations we now have serving Northern Virginia to 51 offices. We welcome the former customers of Household and look forward to serving them."

Central Fidelity Banks, Inc. is a Richmond, Virginia-based bank holding company with assets of $10.1 billion and 244 offices.